UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 5, 2008

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 5, 2008, the Board of Directors of Fortune Industries, Inc. (the “Company”) appointed P. Andy Rayl, 35, to the position of Chief Operating Officer of the Company. Mr. Rayl will assume the Chief Operating Officer responsibilities on May 5, 2008.

Mr. Rayl has been a member of Fortune’s Board of Directors since May 2005. Mr. Rayl had also served as Chairman of the Company’s Audit Committee since this time, and resigned from the Audit Committee effective May 4, 2008.

Prior to joining the Company, Mr. Rayl served as the Chief Financial and Chief Operating Officer of Technuity, Inc. From its inception in 1999, Technuity, Inc. experienced significant growth in the consumer electronics retail channel along with winning distinction as an Indiana Ernst & Young Entrepreneur of the year in 2002 and being named one of the fastest growing private companies in Indiana in both 2002 and 2004. In his capacity as Chief Financial Officer and Chief Operating Officer, Mr. Rayl was responsible for all operating and financial aspects of the Company including but not limited to accounting, financial reporting, treasury management, payroll administration, employee benefits administration, legal issues, contract negotiations and collaboration with fellow management team members on developing the overall strategic objectives of the Company. At the direction of the Company’s Shareholders, Mr. Rayl was instrumental in negotiating and completing the successful sale of 100% of their equity interest to Audiovox, Inc., a publicly held company currently trading on NASDAQ, on November 1, 2007.

Prior to Technuity, Mr. Rayl was employed as a Certified Public Accountant by Ernst & Young, LLP where he specialized in providing audit and assurance services for fast growing entrepreneurial based private and public companies in Indiana.

Mr. Rayl graduated with honors with a Bachelor of Science in Accounting from Indiana University.

Although no definitive employment contract has been finalized with Mr. Rayl at this time, Mr. Rayl will receive an annual salary of $180,000, and will be eligible for a performance-based bonus program which may include shares of the Company’s stock and cash bonuses.  The Company will file an Amended Form 8-K upon finalizing such agreement.

Item 9.01.  Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: May 8, 2008	By: /s/ John F. Fisbeck
John Fisbeck
Chief Executive Officer